Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of NUR Macroprinters Ltd. on Form S-8 (File Nos. 333-102288 and 333-92491) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of our report dated June 2, 2005 relating to the financial statements of NUR Asia Pacific Limited for the year ended 31 December 2004 with respect to the Consolidated Financial Statements of NUR Macroprinters Ltd., included in its annual report on Form 20-F for the year ended December 31, 2004 filed with the United States Securities and Exchange Commission.

/s/ BDO McCabe Lo & Company

BDO McCabe Lo & Company
Certified Public Accountants

July 13, 2005